EXHIBIT 23.3


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As recommended by CryoLife's Audit Committee, CryoLife's Board of Directors dismissed Arthur Andersen LLP ("Andersen") on April 8, 2002, effective April 9, 2002, as CryoLife's independent accountants. See CryoLife's Current Report on Form 8-K filed April 11, 2002 for more information. After reasonable efforts, CryoLife has been unable to obtain Andersen's written consent to the incorporation by reference into this Registration Statement of its audit reports with respect to CryoLife's financial statements as of and for the fiscal year ended December 31, 2001.

Under these circumstances, Rule 437a under the Securities Act permits CryoLife to file this Form S-3 without a written consent from Andersen. However, as a result, with respect to transactions in CryoLife securities pursuant to the Registration Statements that occur subsequent to the date this Registration Statement on Form S-3 is filed with the Securities and Exchange Commission, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you might be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference into the Registration Statements of the copies of its audit reports for the period ending December 31, 2001. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are potentially subject to liability under Section 11(a) of the Securities Act, including CryoLife's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. These facts may have the effect of limiting the ability of CryoLife investors to recover any losses suffered in connection with the purchase or sale of CryoLife securities due to material inaccuracies or omissions contained in the financial statements reproduced herein for the periods ending December 31, 2001.